Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Kevin Harris I-many, Inc. (732) 452-1515 kharris@imany.com

I-MANY ANNOUNCES TERMINATION OF ASSET PURCHASE AGREEMENT WITH NEOFORMA, INC.

EDISON, NJ – December 1, 2003—I-many, Inc. (NASDAQ: IMNY), the leader in enterprise contract management solutions, has received notice from Neoforma, Inc. (NASDAQ: NEOF) that Neoforma has terminated its proposed acquisition of substantially all the assets of I-many’s health and life sciences business. Neoforma exercised its right to terminate the asset purchase agreement, which the parties entered into on July 18, 2003, after the proposed acquisition did not close by 8:00 p.m. (EST) on November 30, 2003.

“We are quite satisfied with this result,” said A. Leigh Powell, President and Chief Executive Officer of I-many. “Our preparations over the past several months for the closing of the acquisition and for the restructuring of our remaining business have reduced our cost structure significantly and positioned I-many extremely well for reaching profitability ahead of plan while keeping our health and life sciences business intact.”

I-many will hold a conference call on Tuesday, December 2 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time), to discuss the implications of this termination for I-many’s business. The call is being webcast and can be accessed at I-many’s web site at www.imany.com. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About I-many

I-many (NASDAQ: IMNY) is the leading provider of enterprise contract management solutions. The company’s solutions automate contracting processes, ensure contract compliance and track contract performance resulting in higher contract revenues and reduced operating costs. More than 250 life science, consumer goods, food service and manufacturing companies use I-many solutions. For more information, visit the company at http://www.imany.com.

This press release may contain forward-looking statements relating to the future performance of I-many, Inc. Forward-looking statements, specifically those concerning future performance, are subject to certain risks and uncertainties, and actual results may differ materially from expectations. These risks include the risk that the termination of our agreement to sell our health and life sciences business to Neoforma may result in unanticipated disruptions of certain customer relationships and a delay in sales, the risk that our expectations as to the future performance of the health and life sciences business may not be realized for other reasons, including the need to increase spending on sales activities, the risk that sales of products in our “Other Industries” segment may not take place as forecasted and the other risks as are described from time to time in I-many’s filings with the Securities and Exchange Commission, including under the heading “Certain Factors That May Affect Our Future Operating Results” set forth in its 10-Q filed for the quarter ended September 30, 2003.

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